Exhibit 10.2

August 14, 2019

STRICTLY CONFIDENTIAL

Jennifer Simpson

CEO and President

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, NY 10019

Re: Engagement

Dear Jennifer:

This letter will confirm our understanding that Delcath Systems, Inc. (the “Company”) has engaged ROTH Capital Partners, LLC (“ROTH”) as its exclusive placement agent in connection with the matters described below, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

Section 1.	Engagement as Placement Agent. For a period of 15 days (the “Engagement Period”), ROTH will serve as the Company’s exclusive placement agent with respect to the private placement, on a best efforts basis, of the Company’s equity or equity-linked securities in a “PIPE” transaction (the “Private Placement”).

Section 2.	Compensation. Concurrently with the consummation of the Private Placement, the Company will pay ROTH a 7.0% cash fee on $2,255,000 of gross proceeds. For all gross proceeds in excess of $2,255,000, the Company will pay ROTH a fee equal to 8.0% (collectively, the “Placement Agent’s Fee”).

Section 3.	Expenses. In addition to compensation payable pursuant to Section 2, and regardless of whether a Private Placement is consummated, the Company shall reimburse ROTH for reasonable out of pocket expenses incurred by ROTH in connection with this engagement, including the fees and disbursements of its counsel. Out of pocket and legal expenses exceeding $50,000 shall require prior approval by the Company. Such approval shall not be unreasonably withheld.

Section 4.	Fee Tail. ROTH shall be entitled to the Placement Agent’s Fee, calculated in the manner provided in Section 2, with respect to any offering of the Company’s securities to the extent that such financing or capital is provided to the Company or its affiliates by investors to which ROTH introduced to the Company or conducted discussions on behalf of the Company during the Engagement Period, excluding ROSALIND Advisors, Inc., and such offering is consummated or an agreement for sale of securities entered into within the 2 month period following the expiration of this Agreement.

ROTH CAPITAL PARTNERS, LLC ROTH CAPITAL PARTNERS, LLC

888 SAN CLEMENTE DRIVE, NEWPORT BEACH, CA 92660 | 800.678.9147 | WWW.ROTH.COM | MEMBER SIPC/FINRA

Section 5.	Disclosure Materials; Representations and Warranties. The Company hereby authorizes ROTH to transmit to the prospective investors, copies of the Company’s most recent filings with the Securities and Exchange Commission, together with (if ROTH requests the same) summary materials prepared by the Company (the “Disclosure Materials”). The Company represents and warrants that the Disclosure Materials (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise ROTH immediately of the occurrence of any event or any other change known to the Company which results in the Disclosure Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

The Company agrees that it will enter into subscription, registration rights and other customary agreements in connection with the Private Placement, that the Company’s counsel will supply an opinion letter on the transaction, and a negative assurance letter on the non-financial portions of the Disclosure Materials, if requested, and that the Company’s auditors will supply a “comfort” letter or the financial information in the Disclosure Materials, all of which will be in form and substance reasonably acceptable to, and addressed to, ROTH and (as to the opinion to the investors in the Private Placement.

The Company further agrees that ROTH may rely upon, and shall be a third party beneficiary of, the representations, warranties, covenants and indemnities, set forth in any agreements with investors in the Private Placement.

Section 6.	Indemnification. The Company agrees to indemnify ROTH and its affiliates as set forth in Exhibit I attached hereto.

Section 7.	Other Business. Provided this Agreement is not terminated by ROTH, if, during the Engagement Period and for a period of 12 months thereafter, the Company decides to (i) to pursue any Offering not contemplated hereby, or (ii) pursue any public offering of equity, equity-linked or debt securities (each a “Financing”), then the Company shall offer ROTH the right to act as a placement agent or underwriter, as applicable and to be entitled to a minimum of 35.0% of the fees paid to the agents or underwriters, for such Financing.

Section 8.	No Limitations. Nothing in this Agreement shall be construed to limit the ability of ROTH or its affiliates to (a) trade in the Company’s or any other company’s securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 9.	Miscellaneous. This Agreement shall be binding on and inure to the benefit of the Company, ROTH, each Indemnified Person (as defined in Exhibit I attached hereto) and their respective successors and assignees. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement may not be amended or modified except in writing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. If any term, provision, covenant or restriction contained in this Agreement, including Exhibit I hereto, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. ROTH is an independent contractor, and any duties of ROTH arising out of its engagement hereunder shall be owed solely to the Company or, where applicable, to the Board of Directors or a special committee thereof. Any advice provided to the Company or the Board of Directors (or a special committee thereof) is solely for the benefit of the Company and may not be used, reproduced, disseminated, quoted or referred to, without ROTH’s prior written consent. If the Private Placement is consummated, ROTH may, at its expense, place an announcement in such newspapers and periodicals as ROTH may desire.

Section 10.	Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:	/s/ James Antonopoulos
Name:	James Antonopoulos
Its:	Managing Director

Accepted as of the date first above written:

DELCATH SYSTEMS, INC.

By:	/s/ Barbra Keck
Name:	Barbra Keck
Its:	Chief Financial Officer

EXHIBIT I

Indemnification Provisions

The Company agrees to indemnify and hold harmless ROTH and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (ROTH and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by ROTH of the services contemplated by or the engagement of ROTH pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Indemnified Party’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of ROTH pursuant to, or the performance by ROTH of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from ROTH’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in

Appendix I-1

which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and ROTH on the other hand, of the Private Placement as contemplated whether or not the Private Placement is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and ROTH, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and ROTH of the Private Placement as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in connection with the Private Placement bear to the fees paid or to be paid to ROTH under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that ROTH shall not be required to contribute any amount in excess of the amount by which fees paid to ROTH hereunder (excluding reimbursable expenses), exceeds the amount of any damages which ROTH has otherwise been required to pay.

The Company agrees that without ROTH’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not ROTH or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse ROTH on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Appendix I-2